Exhibit 99.2

[Text of email sent to all Quovadx employees from Harvey A. Wagner, CEO, Quovadx, on Monday, June 18, 2007]

Team:

I am pleased to report that Quovadx has now filed with the SEC a definitive proxy which outlines the details of the proposed transaction with Battery Ventures. This brings us one step closer to completing the merger.

In the proxy, we established some key dates, including:

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May 29, 2007, as the record date. For the merger to occur, holders of a majority of the outstanding shares of Quovadx common stock entitled to vote must approve and adopt the merger agreement. Stockholders of record – i.e., stockholders who held Quovadx stock at the close of business on May 29 – will be entitled to vote on the proposed transaction.

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June 18, 2007, as the mailing date. Copies of the proxy will be mailed to all stockholders beginning June 18, 2007. If you own shares of Quovadx, you should be receiving your proxy materials in the mail shortly thereafter.

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July 18, 2007, as the meeting date. A special meeting of Quovadx stockholders to vote on the proposed merger agreement has been scheduled for Wednesday, July 18 at 9:00 A.M., local time, at Harlequin Plaza, North Building First Floor Conference Room, 7600 East Orchard Road, Greenwood Village, Colorado. Stockholders entitled to vote at the special meeting may also vote by mail, telephone or via the Internet by following instructions included in the proxy statement and printed on the proxy card which accompanies the proxy statement. If you are entitled to vote, please sign and return your proxy card(s) without delay. If you hold your shares in multiple accounts, you may receive multiple proxies and proxy cards. Be sure to sign and return all of your proxy cards promptly — and remember that failure to vote or abstaining from voting has the same effect as a vote against the merger agreement.

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July 18, 2007, as the targeted closing date. Assuming that we receive an affirmative vote from a majority of our stockholders, we would expect to complete the merger with Battery Ventures as soon as practicable following the special meeting of stockholders.

This is an important step in our efforts to deliver value to stockholders. Consequently, I want to take a minute to thank the members of proxy team for their diligence in completing this important filing. I also want to pass along my personal thanks to all of you, for your continued focus and commitment as we move through this process.

Sincerely,

Harvey A. Wagner